EXHIBIT 99.3
Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust
Financial Statements as of December 31,
2006 and 2005, and for the Year Ended December 31, 2006, Supplemental Schedule as of December 31, 2006, and Report of Independent Registered Public Accounting Firm

HOME FEDERAL BANCORP
EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended	3
December 31, 2006

Notes to Financial Statements as of December 31, 2006 and 2005, and
For the Year Ended December 31, 2006	4-8

SUPPLEMENTAL SCHEDULE--	9

Form 5500—Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)
as of December 31, 2006	10

NOTE: All other schedules required by Section 2520.103-10 of the Department of
Labor’s Rules and Regulations for Reporting and Disclosure under the
Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator and Members

Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust

Columbus, Indiana

We have audited the accompanying statements of net assets available for benefits of Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”) as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/Deloitte & Touche LLP

Cincinnati, OH

July 11, 2007

HOME FEDERAL BANCORP
EMPLOYEE’S SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005

ASSETS:
Participant-directed investments—at fair value:
Home Federal Bancorp stock fund	$2,642,919	$2,433,878
Collective trusts	6,643,535	5,746,629
Participant loans	85,705	62,245

Total investments	9,372,159	8,242,752

Receivables:
Investment income	18,463	18,135
Contributions	12,082	30,293

Total receivables	30,545	48,428

Total assets	9,402,704	8,291,180

LIABILITIES:
Excess contributions to be funded	26,034	21,424
Accounts payable	12,082	27,100

Total liabilities	38,116	48,524

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	9,364,588	8,242,656

Adjustments from fair value to contract value
For fully benefit-responsive investment contracts	13,272	-

NET ASSETS AVAILABLE FOR BENEFITS	$9,377,860	$8,242,656

See notes to financial statements.

HOME FEDERAL BANCORP
EMPLOYEE’S SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2006

ADDITIONS:
Contributions:
Participant contributions	$739,271
Employer contributions	125,785

Total contributions	865,056

Investment income:
Net appreciation in fair value of investments	1,017,268
Dividends and interest	94,351

Total investment income	1,111,619

DEDUCTIONS:
Benefits paid to participants	(793,975)
Administrative expenses	(47,496)

Total deductions	(841,471)

INCREASE IN NET ASSETS	1,135,204

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	8,242,656

End of year	$9,377,860

See notes to financial statements.

HOME FEDERAL BANCORP
EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005, AND FOR THE YEAR ENDED DECEMBER 31, 2006

1.	DESCRIPTION OF THE PLAN

The following description of the Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”), as amended, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is administered by the the plan committee, John Keach Jr., Mark Gorski and Pennie Stancombe.  The Plan is a contributory, defined contribution plan covering substantially all employees of Home Federal Bancorp (the “Company”) who, effective September 1, 2005, have completed one month of service and attained at least 21 years of age. Once employees meet these requirements and elect to participate, they are  eligible to make contributions at the beginning of the month following their enrollment date.  Prior to September 1, 2005, employees must have completed six months of service and attained at least 21 years of age to be eligible to make contributions to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Effective September 1, 2005, participants may elect to contribute not less than one percent nor more than 75% of gross compensation, as defined, during each pay period. Gross compensation includes commissions and bonuses at the direction of the employee. Prior to September 1, 2005, the maximum deferral percentage was 25% of gross compensation (not including commissions or bonuses.) Participants can direct their contributions into one or more of the fifteen investment options offered by the Plan. Participant contributions are allocated 100% to the contributor’s individual account balance each payroll period.

Home Federal Bancorp’s matching contributions during 2006, as required in the Plan document, were equal to $.50 for each $1.00 of eligible participant savings contributions up to a maximum of three percent of compensation. These contributions are separately identified in a “matching account.” Employer contributions are allocated to investment options within each individual’s account in the same ratio as individual employee contributions. The Plan also allows for additional discretionary match to be determined by the Company each year. Effective September 1, 2005, the participant must be an employee of the Company for six consecutive months to be eligible to receive employer contributions. For the year ended December 31, 2006, management did not elect to contribute discretionary match contributions.

Participant Accounts—Individual accounts are maintained for each Plan participant. Investment income or loss is allocated to individual accounts based on individual account balances relative to the total account balances as of the allocation date. Investment income or loss includes the net of earned interest and dividends and realized and unrealized gains and losses.

Vesting—Participant contributions and allocated amounts of investment income or loss are at all times 100% vested. Matching account contributions become 100% vested upon attaining age sixty-five, disability or death, upon termination after attaining age fifty-five or upon termination of the Plan. Vesting prior to any of the previously noted attainments is determined as follows:

Years of	Vested
Service	Percentage

Less than 1 year	- %
Greater than 1 year but less than 2 years	33
Greater than 2 years but less than 3 years	67
3 years or more	100

A participant is credited with one year of service for each Plan year in which the participant has at least 1,000 hours of service.

Participant Loans—Effective September 1, 2005, participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates ranging from 7.50% to 9.25% which are commensurate with local prevailing rates at the time funds were borrowed as determined by the Plan administrator, Home Federal Bancorp.  Principal and interest is paid ratably through payroll deductions on the first payroll run of each month. Participant loans are valued at the outstanding loan balances.

Forfeitures—Forfeitures of a participant’s nonvested portion of their matching account occur when a participant incurs five consecutive one year periods of severance. Forfeited amounts are held in a separate suspense account and are used to reduce future employer contributions. At December 31, 2006 and 2005, forfeited nonvested accounts totaled $4,022 and $3,503, respectively. During 2006, employer contributions were not reduced by amounts from forfeited nonvested accounts.

Administrative Expenses—Home Federal Bancorp elected to pay all of the Plan’s recordkeeper fees in 2005. The Bank of New York trustee and custody fees were paid from the net assets of the Plan in 2006.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (“IRC”) limits.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America, on the accrual basis of accounting.

Plan Assets—Plan assets are maintained in the custody of The Bank of New York. Home Federal Bancorp and the Bank of New York are the trustees for the Employer Stock Fund and the Collective Trusts, respectively.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common/collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. Participant loans are valued at the outstanding loan balances.

The Pentegra Stable Value Fund is a stable value fund that is a collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value (see adoption of new accounting guidance below).  Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Adoption of new Accounting Guidance—The financial statements reflect the retroactive adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”).  As required by the FSP, the statements of net assets available for benefits presents investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit contracts from fair value to contract value. The statement of changes in net assets available for benefit is presented on a contract value basis and was not affected by the adoption of the FSP. The adoption of the FSP did not impact the amount of net assets available for benefits at December 31, 2005.

Valuation of Investments (Investment Contracts)—The Plan’s investment in the Pentegra Stable Value Fund consists of certain investment contracts.

The fair value of traditional guaranteed investment contracts is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated swap rate as of year-end.

Synthetic investment contracts represent individual assets placed in a trust, with ownership by the Fund; a third party issues a wrapper that guarantees that participant transactions are executed at contract value.  Individual assets of the synthetic investment contract are generally valued at representative quoted market prices.  Short-term securities, if any, are stated at amortized cost, which approximates market value.  Debt securities are valued on the basis of valuations furnished by a pricing service approved by the Trustee, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders.  Investments in regulated investment companies or collective investment funds are valued at the net asset value per share/unit on the valuation date.  Securities for which market quotations are not readily available or have quotations which management believes are not appropriate, are valued at fair value as determined in good faith by the Trustee.  Accrued interest, if any, on the underlying investments is added to the fair value of the investments for presentation purposes.  The fair value of the wrap contracts is determined using the market approach discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged.  The difference is calculated as a dollar value and discounted by the prevailing interpolated swap rate as of period-end.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Payment of Benefits—Benefit payments to participants are recorded upon distribution. Amounts allocated to accounts of persons who have elected to withdraw from the plan but have not yet been paid were $364 and $0 at December 31, 2006 and 2005, respectively.

Risks and Uncertainties—Investments securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2006 and 2005, are as follows:

	Fair Value
	2006	2005

Home Federal Bancorp Stock Fund	$2,642,919	$2,433,878
State Street Investors Pentegra Stable Value Fund	726,170	708,673
State Street Investors S & P Midcap Index SL Series Fund	906,897	788,938
State Street Investors Moderate Strategic Balanced SL Fund	1,224,552	1,034,217
State Street Investors Aggressive Strategic Balances SL Fund	519,761	480,148
State Street Investors S & P Growth Index SL Fund	518,703	456,060
State Street Investors S & P Value Index SL Fund	515,702	413,072
State Street Investors Russell 2000 Index SL Series Fund	501,364	*

* Did not represent more than 5% of Plan Assets in 2005.

During 2006, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Collective Trusts	$690,337
Stock fund	326,931

Total appreciation in fair value of investments	$1,017,268

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2006 and 2005, the Plan held 119,211 and 120,758 shares, respectively, of common stock of Home Federal Bancorp, the sponsoring employer, with a cost basis of $2,493,253 and $2,608,419, respectively. During the year ended December 31, 2006, the Plan recorded dividend income of $75,492.

5.	FEDERAL INCOME TAX STATUS

The Plan uses a prototype plan document sponsored by Pentegra Services Inc. (“Pentegra”). Pentegra received an opinion letter from the Internal Revenue Service (“IRS”), dated March 7, 2002, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

6.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event the Plan is terminated, the participants would become 100% vested in their accounts.

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SUPPLEMENTAL SCHEDULE

HOME FEDERAL BANCORP
EMPLOYEE’S SAVINGS AND PROFIT SHARING PLAN AND TRUST

EIN: 35-1807839
PLAN NUMBER : 002

FORM 5500, SCHEDULE H Part IV; LINE 4i—SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
AS OF DECEMBER 31, 2006

Fair
Value**

*Home Federal Bancorp Stock Fund
Home Federal Bancorp Stock	$2,615,546
Collective Short-Term Investment Fund	27,373
Total Home Federal Bancorp Stock Fund	2,642,919

State Street Investor Services Funds:
S&P 500 Flagship SL Series Fund	428,853
***Pentegra Stable Value Fund	726,170
S&P Midcap Index SL Series Fund	906,897
Short-Term Investment Fund	264,343
Long US Treasury Index SL Series Fund	225,503
Daily EAFE Index SL Series Fund	263,609
Conservative Strategic Balanced SL Fund	244,400
Moderate Strategic Balanced SL Fund	1,224,552
Aggressive Strategic Balanced SL Fund	519,761
S&P Growth Index SL Fund	518,703
S&P Value Index Fund	515,702
Russell 2000 Index SL Series Fund	501,364
NASDAQ 100 Index Non-Lending Fund	197,760
REIT Index Non-Lending Series Fund	105,918
*Participant loans, with interest rates ranging from 7.5% to 9.25%, and
Maturity dates through December 2001	85,705

TOTAL INVESTMENTS	$9,372,159

*Denotes a party-in-interest
**Cost information is not required for participant-directed investments and, therefore, is not included.

***Contract value is $739,442.